Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI REPORTS 2012 FOURTH QUARTER RESULTS

Total Revenues Increase 5.1%; Adjusted EBITDA Increases 10.5%

Eighth Consecutive Comparable Quarter Increase in Leasing Revenues

Tempe, AZ – February 22, 2013 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported actual and adjusted financial results for the fourth quarter and twelve months ended December 31, 2012.

Fourth Quarter 2012 Compared to Fourth Quarter 2011

•	Total revenues rose 5.1% to $100.3 million from $95.5 million;

•	Leasing revenues rose 8.2% to $91.6 million from $84.7 million;

•	Leasing revenues comprised 91.4% of total revenues compared to 88.7% of total revenues;

•	Sales revenues declined to $8.0 million from $10.2 million;

•	Sales margins were 36.7% compared to 37.9%;
•	Adjusted EBITDA was $40.6 million, up 10.5% compared to $36.8 million; the adjusted EBITDA margin improved to 40.5% from 38.5%;

•	Adjusted net income rose 35.8% to $14.8 million from $10.9 million; and

•	Adjusted diluted earnings per share increased 37.5% to $0.33 from $0.24.

Other Fourth Quarter 2012 Highlights

•	Free cash flow was $25.9 million, after $6.7 million of net capex;

•	Net debt was paid down by $26.7 million;

•

Yield (total leasing revenues per unit on rent) increased 2.1% compared to the fourth quarter of 2011; excluding holiday rentals, yield on our core rental units increased 4.2% compared to the fourth quarter of 2011;

•	Average utilization rate was 65.1%, up from 60.6% in the third quarter of 2012 and 61.0% in the fourth quarter of 2011; and

•	Excess availability under our revolver at December 31, 2012 was $449.2 million.

2012 Compared to 2011

•	Total revenues increased 5.5% to $381.3 million from $361.3 million;

•	Leasing revenues rose 7.9% to $340.8 million and comprised 89.4% of total revenues compared to $315.7 million and 87.4% of total revenues;

•	Sales revenues declined 10.6% to $38.3 million with margins of 38.4% compared to $42.8 million with margins of 36.8%;

•	Adjusted EBITDA rose 3.5% to $138.3 million from $133.6 million;

•	Adjusted net income increased 24.7% to $40.5 million compared to $32.5 million;

•	Adjusted diluted earnings per share increased 23.3% to $0.90 from $0.73;

•	Free cash flow was $65.1 million compared to $80.0 million reflecting investments in our U.K. lease fleet; and

•	Net debt was reduced by $53.7 million after payment of $10.6 million of financing costs relating primarily to our new Credit Agreement and redemption premiums on the 2015 Senior Notes.

Mobile Mini, Inc. News Release February 22, 2013	Page 2

During 2012, we changed our recognition methodology for pickup revenue. Historically, the pickup revenues and the accrued estimated costs to pick up a unit were recognized at the time of delivery. We are now recognizing this revenue and the related costs when the unit is picked-up. Although the effect of this change does not materially impact any prior quarter or years’ results, we have revised prior period financial information to reflect these changes. This change reduced 2012’s total revenues by 0.6%, or $2.3 million, and adjusted EBITDA by 0.8%, or $1.1 million, as reflected in our results. Our consolidated statement of stockholders’ equity was revised to reflect the cumulative effect of this change from prior years resulting in a decrease to retained earnings and total stockholders’ equity of $5.1 million, which is reflected in the beginning balance as of January 1, 2011. Tables summarizing these changes are attached on pages 9 and 10.

Non-GAAP reconciliation tables are on page 8 of this news release, and show the nearest comparable GAAP results to the adjusted results.

Business Overview

We are pleased to report the final quarter of 2012 was our eighth consecutive reporting period of comparable quarter leasing revenue growth and reflects improvement in both yield and utilization. Leasing revenues were at our highest level since the first quarter of 2009 at $91.6 million for the quarter. Year-over-year yield was 2.1% ahead of 2011 and average yield was at an all-time fourth quarter high of $594 per unit. When our holiday rentals are excluded from both years, yield on our core rental units actually increased 4.2% compared to the fourth quarter of 2011. This was a result of a greater weighting of holiday rentals in the third quarter of 2012 as customers took delivery of units earlier than they had in 2011, impacting the year-over-year yield comparison. Utilization continued to improve, averaging 65.1% in the final quarter of 2012, up from 61.0% in the same period last year and 60.6% in the 2012 third quarter. We closed the fourth quarter with utilization at 62.3%, compared to 63.5% at the end of September, reflecting the seasonal buildup that typically occurs in the third quarter.

The 10.5% increase in fourth quarter adjusted EBITDA and 200 basis point improvement in adjusted EBITDA margin demonstrate the operating leverage in our business, which was achieved on 5.1% comparable quarter growth in revenues. The 16 new markets we entered since the beginning of 2011 have been building units on lease, and 13 were EBITDA positive for 2012. As these locations mature, we believe our operating leverage should continue to improve.

As of December 31, 2012, we have generated free cash flow for 20 consecutive quarters. Free cash flow for the fourth quarter and full year was $25.9 million and $65.1 million, respectively. Net capital expenditures were $6.7 million in the fourth quarter and $25.8 million for the full year, the majority of which are attributable to lease fleet expansion in our U.K. operations where business conditions remained strong. Debt reduction totaled $26.7 million in the fourth quarter and $53.7 million for the full year, after payment of $10.6 million of financing costs related to our new Credit Agreement and redemption premiums on our 2015 Senior Notes.

As a result of our reduced borrowings and better rates under our new Credit Agreement, interest expense in the fourth quarter of 2012 was reduced by nearly 28% or approximately $3.0 million, compared to the same period of 2011. We expect the August 2, 2012 redemption of our previously issued $150.0 million 2015 Senior Notes to produce in excess of $6.6 million in annualized interest savings based on our current Credit Agreement borrowing rate and debt level. We continue to have a great deal of financial flexibility with $449.2 million available under our Credit Agreement at December 31, 2012.

Mobile Mini, Inc. News Release February 22, 2013	Page 3

Throughout the year, we served a large, diverse base of over 83,000 customers, up from 80,000 in 2011, with the growth driven by traction gained by newer locations, recent investments, leadership changes in our National Sales Center and a modest improvement in the economy.

Outlook

Looking ahead, we are increasingly enthusiastic about opportunities to more deeply penetrate our existing markets and over time, expand into new ones. These strategies, along with improving business conditions, should enable us to further increase our utilization rate. We anticipate that 2013 will be another growth year in leasing revenues which, with our strong operating leverage, should translate into EBITDA margin expansion. This projected growth combined with lower interest expense should enhance our bottom line. We expect capital expenditures to approximate 2012 levels, supported by continued solid free cash flow and our ample liquidity position, fostering ongoing investments in growth and continued debt paydown.

With respect to our management transition, it appears that we are in the final stages of our search for a new CEO and hope to have an announcement in the coming weeks. We look forward to bringing this individual on board.

EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted SG&A, adjusted net income, adjusted diluted earnings per share and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. Reconciliations of these measurements to the most directly comparable GAAP financial measures can be found later in this release.

Conference Call

Mobile Mini will host a conference call today, Friday, February 22, 2013 at 12 noon ET to review these results. To listen to the call live, dial (201) 493-6739 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation that will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available in advance and after the call. We will also post the reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the call can be accessed for approximately 14 days after the call at Mobile Mini’s website.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of over 234,700 portable storage containers and office units with 136 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding growth, free cash flow and liquidity, ability to enter new markets, increases in operating leverage, increases in utilization, EBITDA margin expansion, the ability to strengthen, grow and expand our operations and increasing debt pay down, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Fred Buonocore (212) 836-9607
Mobile Mini, Inc.		Linda Latman (212) 836-9609
(480) 477-0241
www.mobilemini.com

(See Accompanying Tables)

Mobile Mini, Inc. News Release February 22, 2013	Page 4

Mobile Mini, Inc. Condensed Consolidated Statements of Income

(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2012	2012	2011	2011
	Actual	Adjusted (1)	Actual	Adjusted (1)
Revenues:
Leasing	$91,640	$91,640	$84,673	$84,673
Sales	8,040	8,040	10,181	10,181
Other	607	607	597	597

Total revenues	100,287	100,287	95,451	95,451

Costs and expenses:
Cost of sales	5,088	5,088	6,325	6,325
Leasing, selling and general expenses (2)	54,716	54,565	52,952	52,337
Integration, merger and restructuring expenses (3)	5,533	—	599	—
Depreciation and amortization	9,091	9,091	8,964	8,964

Total costs and expenses	74,428	68,744	68,840	67,626

Income from operations	25,859	31,543	26,611	27,825
Other income (expense):
Interest expense	(7,735)	(7,735)	(10,740)	(10,740)
Foreign currency exchange	—	—	(6)	(6)

Income before provision for income taxes	18,124	23,808	15,865	17,079
Provision for income taxes	6,866	9,054	5,802	6,214

Net income	$11,258	$14,754	$10,063	$10,865

Earnings per share:
Basic	$0.25	$0.33	$0.23	$0.25

Diluted	$0.25	$0.33	$0.23	$0.24

Weighted average number of common and common share equivalents outstanding:
Basic	44,822	44,822	44,038	44,038

Diluted	45,349	45,349	44,611	44,611

EBITDA	$34,950	$40,634	$35,569	$36,783

(1)	This column represents a non-GAAP presentation even though certain individual line items presented, such as revenues, are identical under both GAAP and the adjusted presentations.
(2)	In 2012, the difference represents estimated damages, net of estimated insurance recoveries, to our assets caused by natural disasters that are excluded in the adjusted presentation.

In 2011, the difference represents one-time costs that are excluded in the adjusted presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the adjusted presentation.

Mobile Mini, Inc. News Release February 22, 2013	Page 5

Mobile Mini, Inc. Condensed Consolidated Statements of Income

(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2012 Actual	2012 Adjusted (1)	2011 Actual	2011 Adjusted (1)
Revenues:
Leasing	$340,797	$340,797	$315,749	$315,749
Sales	38,281	38,281	42,842	42,842
Other	2,181	2,181	2,723	2,723

Total revenues	381,259	381,259	361,314	361,314

Costs and expenses:
Cost of sales	23,592	23,592	27,070	27,070
Leasing, selling and general expenses (2)	219,658	219,368	202,621	200,605
Integration, merger and restructuring expenses (3)	7,133	—	1,361	—
Depreciation and amortization	36,187	36,187	35,665	35,665

Total costs and expenses	286,570	279,147	266,717	263,340

Income from operations	94,689	102,112	94,597	97,974
Other income (expense):
Interest income	1	1	—	—
Interest expense	(37,339)	(37,339)	(46,200)	(46,200)
Debt restructuring expense (4)	(2,812)	—	(1,334)	—
Deferred financing costs write-off (5)	(1,889)	—	—	—
Foreign currency exchange	(5)	(5)	(7)	(7)

Income before provision for income taxes	52,645	64,769	47,056	51,767
Provision for income taxes (6)	18,467	24,238	16,460	19,256

Net income	34,178	40,531	30,596	32,511
Earnings allocable to preferred stockholders	—	—	(966)	(1,160)

Net income available to common stockholders	$34,178	$40,531	$29,630	$31,351

Earnings per share:
Basic	$0.77	$0.91	$0.71	$0.75

Diluted	$0.76	$0.90	$0.69	$0.73

Weighted average number of common and common share equivalents outstanding:
Basic	44,657	44,657	41,566	41,566

Diluted	45,102	45,102	44,569	44,569

EBITDA	$130,872	$138,295	$130,255	$133,632

(1)	This column represents a non-GAAP presentation even certain individual line items presented, such as revenues, are identical under both GAAP and the adjusted presentations.
(2)	In 2012, the difference relates to estimated damages, net of estimated insurance recoveries, to our assets caused by natural disasters and acquisition activity costs that are excluded in the adjusted presentation.

In 2011, the difference represents one-time costs that are excluded in the adjusted presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the adjusted presentation.
(4)	In 2012, this represents the redemption premiums and the unamortized original issuance discount on the redemption of $150.0 million of 6.875% Notes originally due in 2015. In 2011, this represents the redemption premiums and the unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes. Debt restructuring expense is excluded in the adjusted presentation.
(5)	Represents the unamortized deferred financing costs associated with the $150.0 million of 6.875% Notes redeemed in August 2012 and a portion of deferred financing costs associated with our prior $850.0 million credit agreement, which was replaced with our new $900.0 million Credit Agreement in February 2012. Deferred financing costs write-off is excluded in the adjusted presentation.
(6)	Provision for income taxes includes approximately $1.2 million and $1.0 million in 2012 and 2011, respectively, in income tax benefits related to statutory corporate income tax rate reductions in the United Kingdom that are excluded in the adjusted presentation.

Mobile Mini, Inc. News Release February 22, 2013	Page 6

Mobile Mini, Inc.

Condensed Consolidated Balance Sheets

(in 000’s except par value data)

(includes effects of rounding)

	December 31, 2012 (unaudited)	December 31, 2011
ASSETS
Cash	$1,937	$2,860
Receivables, net	50,644	47,102
Inventories	19,534	20,803
Lease fleet, net	1,031,589	1,018,742
Property, plant and equipment, net	80,822	79,875
Deposits and prepaid expenses	6,858	7,338
Other assets and intangibles, net	17,868	16,862
Goodwill	518,308	513,918

Total assets	$1,727,560	$1,707,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$19,898	$20,849
Accrued liabilities	56,874	57,036
Lines of credit	442,391	345,149
Notes payable	310	316
Obligations under capital leases	642	1,289
Senior Notes, net	200,000	349,718
Deferred income taxes	197,926	179,229

Total liabilities	918,041	953,586

Commitments and contingencies
Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 47,880 issued and 45,705 outstanding at December 31, 2012 and 47,787 issued and 45,612 outstanding at December 31, 2011	482	478
Additional paid-in capital	522,372	508,936
Retained earnings	343,782	309,604
Accumulated other comprehensive loss	(17,817)	(25,804)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	809,519	753,914

Total liabilities and stockholders’ equity	$1,727,560	$1,707,500

Mobile Mini, Inc. News Release February 22, 2013	Page 7

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Reconciliation of EBITDA to net cash provided by operating activities:
EBITDA	$34,950	$35,569	$130,872	$130,255
Interest paid	(10,814)	(9,603)	(35,145)	(42,683)
Income and franchise taxes paid	(109)	(97)	(831)	(816)
Share-based compensation expense	3,899	1,895	9,575	6,456
Gain on sale of lease fleet units	(2,330)	(3,134)	(11,781)	(13,800)
Loss (gain) on disposal of property, plant and equipment	133	106	(130)	91
Changes in certain assets and liabilities, net of effect of businesses acquired:
Receivables	3,827	1,994	(2,899)	(4,148)
Inventories	2,315	(1,666)	1,352	(1,242)
Deposits and prepaid expenses	(387)	154	537	1,067
Other assets and intangibles	103	63	(161)	(33)
Accounts payable and accrued liabilities	998	(4,116)	(440)	9,822

Net cash provided by operating activities	$32,585	$21,165	$90,949	$84,969

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$11,258	$10,063	$34,178	$30,596
Interest expense	7,735	10,740	37,339	46,200
Provision for income taxes	6,866	5,802	18,467	16,460
Depreciation and amortization	9,091	8,964	36,187	35,665
Debt restructuring expense	—	—	2,812	1,334
Deferred financing costs write-off	—	—	1,889	—

EBITDA	34,950	35,569	130,872	130,255
Leasing, selling and general expenses	151	5	151	1,406
Integration, merger, restructuring and other	5,533	599	7,133	1,361
Acquisition expenses	—	610	139	610

Adjusted EBITDA	$40,634	$36,783	$138,295	$133,632

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$32,585	$21,165	$90,949	$84,969
Additions to lease fleet	(11,151)	(10,268)	(43,934)	(29,824)
Proceeds from sale of lease fleet units	5,959	8,363	29,358	36,201
Additions to property, plant and equipment	(1,570)	(2,905)	(12,741)	(11,498)
Proceeds from sale of property, plant and equipment	69	25	1,497	117

Net capital expenditures, excluding acquisitions	(6,693)	(4,785)	(25,820)	(5,004)

Free cash flow	$25,892	$16,380	$65,129	$79,965

Mobile Mini, Inc. News Release February 22, 2013	Page 8

	Reconciliation of Adjusted Measurements to Actuals Three Months Ended December 31, 2012 (in thousands except per share data) (includes effects of rounding)				Reconciliation of Adjusted Measurements to Actuals Three Months Ended December 31, 2011 (in thousands except per share data) (includes effects of rounding)
	As Adjusted (1)	Leasing, selling and general expenses (2)	Integration, merger and restructuring expenses (4)	Actual	As Adjusted (1)	Leasing, selling and general expenses (2)	Acquisition Expenses (3)	Integration, merger and restructuring expenses (4)	Actual
Revenues	$100,287	$—	$—	$100,287	$95,451	$—		$—	$95,451
EBITDA	$40,634	$(151)	$(5,533)	$34,950	$36,783	$(5)	(610)	$(599)	$35,569
EBITDA margin	40.5%	(0.2)%	(5.5)%	34.8%	38.5%	—	(0.6)%	(0.6)%	37.3%
Operating income	$31,543	$(151)	$(5,533)	$25,859	$27,825	$(5)	$(610)	$(599)	$26,611
Operating income margin	31.5%	(0.2)%	(5.5)%	25.8%	29.2%	—	(0.6)%	(0.6)%	27.9%
Pre tax income	$23,808	$(151)	$(5,533)	$18,124	$17,079	$(5)	$(610)	$(599)	$15,865
Net income	$14,754	$(93)	$(3,403)	$11,258	$10,865	$(3)	$(375)	$(424)	$10,063
Diluted earnings per share	$0.33	$—	$(0.08)	$0.25	$0.24	$—	$(0.01)	$—	$0.23

	Reconciliation of Adjusted Measurements to Actuals Twelve Months Ended December 31, 2012 (in thousands except per share data) (includes effects of rounding)
	As Adjusted (1)	Leasing, selling and general expenses (2)	Acquisition Expenses(3)	Integration, merger and restructuring expenses (4)	Debt restructuring expense (5)	Deferred financing costs Write-off (6)	Income Tax Benefit (7)	Actual
Revenues	$381,259	$—	$—	$—	$—	$—	$—	$381,259
EBITDA	$138,295	$(151)	$(139)	$(7,133)	$—	$—	$—	$130,872
EBITDA margin	36.3%	—	—	(1.9)%	—	—	—	34.3%
Operating income	$102,112	$(151)	$(139)	$(7,133)	$—	$—	$—	$94,689
Operating income margin	26.8%	—	—	(1.9)%	—	—	—	24.8%
Pre tax income	$64,769	$(151)	$(139)	$(7,133)	$(2,812)	$(1,889)	$—	$52,645
Net income	$40,531	$(93)	$(85)	$(4,447)	$(1,729)	$(1,162)	$1,163	$34,178
Diluted earnings per share	$0.90	$—	$—	$(0.10)	$(0.04)	$(0.03)	$0.03	$0.76

	Reconciliation of Adjusted Measurements to Actuals Twelve Months Ended December 31, 2011 (in thousands except per share data) (includes effects of rounding)
	As Adjusted (1)	Leasing, selling and general expenses (2)	Acquisition Expenses(3)	Integration, merger and restructuring expenses (4)	Debt restructuring expense (5)	Income Tax Benefit (7)	Actual
Revenues	$361,314	$—	$—	$—	$—	$—	$361,314
EBITDA	$133,632	$(1,406)	$(610)	$(1,361)	$—	$—	$130,255
EBITDA margin	37.0%	(0.4)%	(0.2)%	(0.4)%	—	—	36.1%
Operating income	$97,974	$(1,406)	$(610)	$(1,361)	$—	$—	$94,597
Operating income margin	27.1%	(0.4)%	(0.2)%	(0.4)%	—	—	26.2%
Pre tax income	$51,767	$(1,406)	$(610)	$(1,361)	$(1,334)	$—	$47,056
Net income	$32,511	$(865)	$(375)	$(893)	$(820)	$1,038	$30,596
Diluted earnings per share	$0.73	$(0.01)	$(0.01)	$(0.02)	$(0.02)	$0.02	$0.69

(1)	This column represents a non-GAAP presentation even though certain individual line items presented, such as revenues, are identical under both GAAP and the adjusted presentations.
(2)	In 2012, this represents estimated damages, net of estimated insurance recoveries, to our assets caused by natural disasters that are excluded in the adjusted presentation. In 2011, this represents one-time costs that are excluded in the adjusted presentation.
(3)	Represents acquisition activity costs that are excluded in the adjusted presentation.
(4)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the adjusted presentation.
(5)	In 2012, this represents the redemption premiums and the unamortized original issuance discount on the redemption of $150.0 million of 6.875% Notes originally due in 2015. In 2011, this represents the redemption premiums and the unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes. Debt restructuring expense is excluded in the adjusted presentation.
(6)	Represents the unamortized deferred financing costs associated with the $150.0 million of 6.875% Notes redeemed in August 2012 and a portion of deferred financing costs associated with our prior $850.0 million credit agreement which was replaced with our new $900.0 million Credit Agreement in February 2012. Deferred financing costs write-off is excluded in the adjusted presentation.
(7)	Represents the statutory corporate income tax rate reductions in the United Kingdom that are excluded in the adjusted presentation.

Mobile Mini, Inc. News Release February 22, 2013	Page 9

The effects of the adjustments made on the prior quarters are provided in summarized format below and include the effects of rounding and certain other immaterial adjustments.

Revised consolidated statements of operations amounts

	For the Three Months ended March 31, 2012			For the Three Months ended June 30, 2012
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
	(In Thousands except per share data)			(In Thousands except per share data)
Leasing	$77,617	$827	$78,444	$82,854	$(930)	$81,924
Total revenues	87,923	827	88,750	94,150	(930)	93,220
Leasing, selling and general expenses	53,714	(127)	53,587	55,574	(197)	55,377
Total costs and expenses	69,122	(127)	68,995	71,552	(197)	71,355
Income from operations	18,801	954	19,755	22,598	(733)	21,865
Income before provision for income taxes	7,491	954	8,445	12,415	(733)	11,682
Provision for income taxes	2,860	375	3,235	4,645	(275)	4,370
Net income	4,631	579	5,210	7,770	(458)	7,312
Earnings per share:
Basic	$0.10	$0.02	$0.12	$0.17	$(0.01)	$0.16
Diluted	$0.10	$0.02	$0.12	$0.17	$(0.01)	$0.16
EBITDA	$27,814	$954	$28,768	$31,728	$(733)	$30,995
Adjusted EBITDA	$28,404	$954	$29,358	$32,040	$(733)	$31,307

	For the Three Months ended September 30, 2012
	As Previously Reported	Adjustment	As Revised
	(In Thousands except per share data)
Leasing	$90,666	$(1,877)	$88,789
Total revenues	100,879	(1,877)	99,002
Leasing, selling and general expenses	56,753	(775)	55,978
Total costs and expenses	72,567	(775)	71,792
Income from operations	28,312	(1,102)	27,210
Income before provision for income taxes	15,496	(1,102)	14,394
Provision for income taxes	4,413	(417)	3,996
Net income	11,083	(685)	10,398
Earnings per share:
Basic	$0.25	$(0.02)	$0.23
Diluted	$0.25	$(0.02)	$0.23
EBITDA	$37,261	$(1,102)	$36,159
Adjusted EBITDA	$38,098	$(1,102)	$36,996

Mobile Mini, Inc. News Release February 22, 2013	Page 10

	For the Three Months ended March 31, 2011			For the Three Months ended June 30, 2011
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
	(In Thousands except per share data)			(In Thousands except per share data)
Leasing	$72,679	$(78)	$72,601	$78,422	$(1,451)	$76,971
Total revenues	82,859	(78)	82,781	90,523	(1,451)	89,072
Leasing, selling and general expenses	47,088	(28)	47,060	49,628	(516)	49,112
Total costs and expenses	62,107	(28)	62,079	65,982	(516)	65,466
Income from operations	20,752	(50)	20,702	24,541	(935)	23,606
Income before provision for income taxes	6,718	(50)	6,668	12,763	(935)	11,828
Provision for income taxes	2,567	(13)	2,554	4,821	(354)	4,467
Net income	4,151	(37)	4,114	7,942	(581)	7,361
Earnings allocable to preferred stockholders	(777)	7	(770)	(193)	$(3)	(196)
Net income available to common stockholders	3,374	(30)	3,344	7,749	$(584)	7,165
Earnings per share:
Basic	$0.09	$—	$0.09	$0.18	$(0.01)	$0.17
Diluted	$0.09	$—	$0.09	$0.18	$(0.01)	$0.17
EBITDA	$29,546	$(50)	$29,496	$33,558	$(935)	$32,623
Adjusted EBITDA	$29,791	$(50)	$29,741	$34,115	$(935)	$33,180

	For the Three Months ended September 30, 2011			For the Three Months ended December 31, 2011
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
	(In Thousands except per share data)			(In Thousands except per share data)
Leasing	$82,635	$(1,132)	$81,503	$85,127	$(454)	$84,673
Total revenues	95,141	(1,132)	94,009	95,905	(454)	95,451
Leasing, selling and general expenses	53,551	(56)	53,495	52,969	(16)	52,953
Total costs and expenses	70,387	(56)	70,331	68,856	(16)	68,840
Income from operations	24,754	(1,076)	23,678	27,049	(438)	26,611
Interest expense	(10,983)	—	(10,983)	(10,883)	142	(10,741)
Income before provision for income taxes	13,771	(1,076)	12,695	16,161	(296)	15,865
Provision for income taxes	4,040	(403)	3,637	6,121	(319)	5,802
Net income	9,731	(673)	9,058	10,040	23	10,063
Earnings per share:
Basic	$0.22	$(0.01)	$0.21	$0.23	$—	$0.23
Diluted	$0.22	$(0.02)	$0.20	$0.23	$—	$0.23
EBITDA	$33,643	$(1,076)	$32,567	$36,007	$(438)	$35,569
Adjusted EBITDA	$35,004	$(1,076)	$33,928	$37,221	$(438)	$36,783

Mobile Mini, Inc. News Release February 22, 2013	Page 11

This news release includes the financial measures “EBITDA”, “adjusted EBITDA”, “EBITDA margin”, “adjusted EBITDA margin”, “adjusted SG&A”, “adjusted net income”, “adjusted diluted earnings per share” and “free cash flow.” These measurements are deemed “non-GAAP financial measures” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.

EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs, including any write-off of deferred financing costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA and adjusted EBITDA margins are calculated by dividing consolidated EBITDA and adjusted EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present adjusted EBITDA and adjusted EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. We include adjusted EBITDA in the earnings announcement to provide transparency to investors. Adjusted EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.

Free cash flow is defined as net cash provided by operating activities, minus or plus, net cash used in or provided by investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.

Adjusted SG&A, adjusted net income and adjusted diluted earnings per share permit a comparative assessment of our SG&A expenses, net income and diluted earnings per share by excluding certain one-time expenses and integration, merger and restructuring expenses to make a more meaningful comparison of our operating performance.

Earlier in this release we provided a reconciliation of these adjusted measurements to actual results along with a reconciliation of EBITDA to net cash provided by operating activities, net income to EBITDA and adjusted EBITDA and net cash provided by operating activities to free cash flow.